Exhibit 10.1
CADENCE DESIGN SYSTEMS, INC.
EMPLOYMENT AGREEMENT
WITH JAMES MILLER
     THIS AGREEMENT (this “Agreement”) is made effective as of February 15, 2007 (the “Effective Date”), between CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the “Company”), and JAMES MILLER (“Executive”).
     WHEREAS, Executive is currently employed by the Company as Executive Vice President, Products and Technologies Organization; and
     WHEREAS, the Company and Executive wish to enter into a formal employment agreement on the terms and conditions as set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:
1. TERM AND DUTIES.
     1.1. EFFECTIVE DATE. The Company hereby employs Executive and Executive hereby accepts employment pursuant to the terms and provisions of this Agreement commencing on the Effective Date. Executive has been employed and shall continue to be employed on an at-will basis, meaning that either Executive or the Company may terminate Executive’s employment any time, with or without Cause (as defined in Section 4.2 hereof), in the manner specified herein.
     1.2. SERVICES.
          (a) Executive shall continue to have the title of Executive Vice President, Products and Technologies Organization. Executive’s duties will be assigned to Executive by the Company’s Chief Executive Officer (“CEO”), or such other persons as may be specified by the CEO.
          (b) Executive shall be required to comply with all applicable company policies and procedures, as such shall be adopted, modified or otherwise established by the Company from time to time.

     1.3. SERVICES TO BE EXCLUSIVE. During his employment with the Company, Executive agrees to devote his full productive time and best efforts to the performance of Executive’s duties hereunder. Executive further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Executive is employed by the Company or receiving compensation or any other consideration from the Company, he will not directly or indirectly render services of any nature to, otherwise become employed by, serve on the board of directors of, or otherwise participate or engage in any other business without the CEO’s prior written consent. Nothing herein contained shall be deemed to preclude Executive from having outside personal investments and involvement with appropriate community activities, or from devoting a reasonable amount of time to such matters, provided that they shall in no manner interfere with or derogate from Executive’s work for the Company.
     1.4. OFFICE. The Company shall maintain an office for Executive at the Company’s corporate headquarters, which currently are located in San Jose, California.
2. COMPENSATION.
     The Company shall pay to Executive, and Executive shall accept as full consideration for the Services, compensation consisting of the following:
BASE SALARY. The Company shall initially pay Executive a base salary of Four Hundred Thousand Dollars ($400,000) per year (“Base Salary”), payable in installments in accordance with the Company’s customary payroll practices, less such deductions and withholdings required by law or authorized by Executive. The Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) shall review the amount of the Base Salary from time to time, but no less frequently than annually.
     2.1. BONUS. Executive shall participate in the Company’s Senior Executive Bonus Plan or its successor (the “Bonus Plan”) at an annual target bonus of 100% of Base Salary, or Four Hundred Thousand Dollars ($400,000) (the “Target Bonus”) pursuant to the terms of such Bonus Plan (the criteria for earning a bonus thereunder are set annually by the Compensation

Committee). The Board or the Compensation Committee shall review the amount of the Target Bonus from time to time, but no less frequently than annually.
     2.2. EQUITY GRANTS. Executive has previously been granted stock options by the Company which remain in full force and effect in accordance with the terms of the stock option agreements documenting such grants. Executive shall be eligible to receive additional grants of either restricted stock or stock options or both as the Compensation Committee may determine from time to time. All stock options shall be granted at one hundred percent (100%) of the fair market value of the Company’s common stock on the date of grant. Any awards shall vest in accordance with the Company’s vesting policy for additional grants to executive officers of the Company in effect on the date of the grant by the Compensation Committee, and shall contain such other terms and conditions as shall be set forth in the agreement documenting the grant.
     2.3. INDEMNIFICATION. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation or other person which is at least fifty percent (50%) or more owned by the Company or controlled by the Company in any capacity at the Company’s request, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, all to the fullest extent not prohibited by law, as more fully described in that Indemnification Agreement between the Company and Executive dated as of February 8, 2005, and attached hereto as Exhibit A.
3. EXPENSES AND BENEFITS.
     3.1. REASONABLE AND NECESSARY BUSINESS EXPENSES. In addition to the compensation provided for in Section 2 hereof, the Company shall reimburse Executive for all reasonable, customary and necessary expenses incurred in the performance of Executive’s duties hereunder. Executive shall first account for such expenses by submitting a signed statement itemizing such expenses prepared in accordance with the policy set by the Company for reimbursement of such expenses. The amount, nature and extent of reimbursement for such expenses shall always be subject to the control, supervision and direction of the Chief Financial Officer, the CEO and the Board, or such other persons as may be specified from time to time by the CEO.
     3.2. BENEFITS. During Executive’s full-time employment with the Company, pursuant to this Agreement:
          (a) Executive shall be eligible to participate in the Company’s standard U.S. health insurance, life insurance and disability insurance plans, as such plans may be modified from time to time; and
          (b) Executive shall be eligible to participate in the Company’s qualified and non-qualified retirement and other deferred compensation programs pursuant to their terms, as such programs may be modified from time to time.
     3.3. SARBANES-OXLEY ACT LOAN PROHIBITION. To the extent that any company benefit, program, practice, arrangement, or any term of this Agreement would or might otherwise result in the Company’s extension of a credit arrangement to Executive not permissible under the Sarbanes-Oxley Act of 2002 (a “Loan”), the Company will use reasonable efforts to provide Executive with a substitute for such Loan, which is lawful and of at least equal value. If this cannot be done, or if doing so would be significantly more expensive to the Company than making a Loan, then the Company need not make or maintain a Loan or provide a substitute for it.
4. TERMINATION OF EMPLOYMENT.
     4.1. GENERAL. Executive’s employment by the Company under this Agreement shall terminate immediately upon delivery to Executive of written notice of termination by the Company, upon the Company’s receipt of written notice of termination by Executive within thirty (30) days before the specified effective date of such termination, or upon Executive’s death or Permanent Disability (as defined in Section 4.4 hereof). In the event of such termination, except where Executive is terminated for Cause (as defined in Section 4.2 hereof) or as the result of a Permanent Disability or death, or where Executive voluntarily terminates his employment other than a Constructive Termination (as defined in Section 4.3 hereof), and upon execution by Executive at or about the effective date of such termination of the Executive Transition and Release Agreement, in the form attached hereto as Exhibit B (the “Transition Agreement”), the Company shall provide Executive with the benefits as set forth in the Transition Agreement.
     4.2. DEFINITION OF CAUSE. For purposes of this Agreement, “Cause” shall be deemed to mean (1) Executive’s gross misconduct or fraud in the performance of his duties under this Agreement; (2) Executive’s conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude; (3) Executive’s engaging in any material act of theft or material misappropriation of company property in connection with his employment; (4) Executive’s material breach of this Agreement, after written notice delivered to Executive of such breach and failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; (5) Executive’s material breach of the Proprietary Information Agreement (as defined in Section 8 hereof); (6) Executive’s material failure/refusal to perform his assigned duties, and, where such failure/refusal is curable, if such failure/refusal is not cured within thirty (30) days following delivery of written notice thereof from the Company; or (7) Executive’s material breach of the Company’s Code of Business Conduct as such code may be revised from time to time.
     4.3. CONSTRUCTIVE TERMINATION. Notwithstanding anything in this Section 4 to the contrary, Executive may, upon written notice to the Company, voluntarily end his employment upon or within ninety (90) days following the occurrence of an event constituting a Constructive Termination and be eligible to receive the benefits set forth in the Transition Agreement in exchange for executing and delivering that agreement in accordance with Section 9.3 hereof. For purposes of this Agreement, “Constructive Termination” shall mean:
          (a) a material adverse change, without Executive’s written consent, in Executive’s authority, duties or title causing Executive’s position to be of materially less stature or responsibility, after written notice delivered to the Company of such change and the

Company’s failure to cure such change, if curable, within thirty (30) days following delivery of such notice;
          (b) any change, without Executive’s written consent, to Executive’s reporting structure causing Executive to no longer report to the CEO of the Company, after written notice delivered to the Company of such change and the Company’s failure to cure such change, if curable, within thirty (30) days following delivery of such notice;
          (c) a reduction, without Executive’s written consent, in Executive’s Base Salary in effect on the Effective Date (or such higher level as may be in effect in the future) by more than ten percent (10%) or a reduction by more than ten percent (10%) in Executive’s stated Target Bonus in effect on the Effective Date (or such greater Target Bonus amount as may be in effect in the future) under the Bonus Plan;
          (d) a relocation of Executive’s principal place of employment by more than thirty (30) miles, unless Executive consents in writing to such relocation;
          (e) any material breach by the Company of any provision of this Agreement, after written notice delivered to the Company of such breach and the Company’s failure to cure such breach, if curable, within thirty (30) days following delivery of such notice;
          (f) any failure by the Company to obtain the written assumption of this Agreement by any successor to the Company;
          (g) in the event Executive, prior to a Change in Control (as defined in Section 4.5 hereof), is identified as an executive officer of the Company for purposes of the rules promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and following a Change in Control in which the Company or any successor remains a publicly traded entity, Executive is not identified as an executive officer for purposes of Section 16 of the Exchange Act at any time within one (1) year after the Change in Control.
     4.4. PERMANENT DISABILITY. For purposes of this Agreement, “Permanent Disability” shall mean any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than twelve (12) months and that renders Executive unable to perform effectively the Services pursuant to this Agreement.
     4.5. CHANGE IN CONTROL.
          (a) Should there occur a Change in Control (as defined below) and if within ninety (90) days prior to, or thirteen (13) months following the Change in Control either (i) Executive is terminated without Cause or (ii) Executive resigns his employment as a result of an event constituting a Constructive Termination, then, in exchange for signing the Transition Agreement, Executive shall be entitled to all of the benefits set forth therein, except that Section 4(a) of the Transition Agreement will be replaced by the following provision: “all outstanding stock options granted and restricted stock issued by the Company to the Executive prior to the Change in Control (as defined in Section 4.5 of Executive’s Employment Agreement) shall have their vesting fully accelerated so as to be 100% vested as of the Effective Date of this Agreement. This acceleration will have no effect on any other provisions of the plans governing the stock options and restricted stock.”
          (b) For purposes of this Section 4.5, a Change in Control shall be deemed to occur upon the consummation of any one of the following events:
(i)	any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities;

(ii)	except pursuant to the exception applicable to clause (iii) below, a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” means directors who either (i) are directors of the Company as of the

Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board);

(iii)	the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which the holders of the Company’s outstanding voting securities immediately prior to such merger or consolidation receive, in exchange for their voting securities of the Company in consummation of such merger or consolidation, securities possessing at least fifty percent (50%) of the total voting power represented by the outstanding voting securities of the surviving entity (or parent thereof) immediately after such merger or consolidation; or

(iv)	the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.
     4.6. TERMINATION FOR CAUSE, ON ACCOUNT OF DEATH, PERMANENT DISABILITY, OR VOLUNTARY TERMINATION. In the event Executive’s employment is terminated for Cause, or on account of death or Permanent Disability, or Executive voluntarily terminates his employment with the Company, then Executive will be paid only (a) any earned but unpaid base salary and any outstanding expense reimbursements submitted and approved pursuant to Section 3.1 hereof, and (b) other unpaid vested amounts or benefits under Company compensation, incentive and benefit plans, in each case as of the effective date of such termination.

5. EXCISE TAX.
     In the event that any benefits payable to Executive pursuant to the Transition Agreement (“Termination Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this Section 5 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive’s Termination Benefits hereunder shall be either (a) provided to Executive in full, or (b) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”). In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to the Company of which benefits he chooses to reduce within ten (10) days after written notice of the Accountants’ determination, and Executive has not disputed the Accountants’ determination, then the Company shall select the benefits to be reduced. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

     If, notwithstanding any reduction described in this Section 5, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of any Termination Benefits, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Termination Benefits equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to the Termination Benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Termination Benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.
     Notwithstanding any other provision of this Section 5, if (1) there is a reduction in the payment of the Termination Benefits as described in this Section 5, (2) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (3) Executive pays the Excise Tax, then the Company shall pay to Executive those Termination Benefits which were reduced pursuant to this subsection as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of the Termination Benefits are maximized.
6. DISPUTE RESOLUTION.
          (a) Each of the parties expressly agrees that, to the extent permitted by applicable law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between Executive and the Company arising under this Agreement (as opposed to the Transition Agreement), except those arising under Section 6(d) hereof or under the Proprietary Information Agreement (as defined in Section 8 hereof), shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the JAMS Arbitration Rules and Procedures, or successor rules then in effect, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. This includes, without limitation, any and all disputes, controversies, and/or claims arising out of or concerning Executive’s employment by the Company or the termination of his employment or this Agreement, and includes, without limitation, claims by Executive against directors, officers or employees of the Company, whether arising under theories of liability or damages based on contract, tort or statute, to the full extent permitted by law. As a material part of this agreement to arbitrate claims, the parties expressly waive all rights to a jury trial in court on all statutory or other claims. This Section 6 does not purport to limit either party’s ability to recover any remedies provided for by statute, including attorneys’ fees.
     (b) The arbitration shall be held in the San Jose, California metropolitan area, and shall be administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Under such proceeding, the parties shall select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. The parties agree that they will be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator, consistent with the nature of the claims in dispute. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

          (c) The Company shall be responsible for payment of the arbitrator’s fees as well as all administrative fees associated with the arbitration. The parties shall be responsible for their own attorneys’ fees and costs (including expert fees and costs), except that if any party prevails on a statutory claim that entitles the prevailing party to reasonable attorneys’ fees (with or without expert fees) as part of the costs, the arbitrator may award reasonable attorneys’ fees (with or without expert fees) to the prevailing party in accord with such statute.
          (d) The parties agree, however, that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Section 1.3 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 8 hereof). In the event of any such breach or threatened breach, Cadence may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Executive from violating Section 1.3 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 8 hereof) and requiring Executive to comply with the terms of those agreements.
7. COOPERATION WITH THE COMPANY AFTER TERMINATION OF THE EMPLOYMENT PERIOD.
     Following his termination of full-time employment for any reason (other than death), Executive shall cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Such cooperation shall be provided by Executive at mutually-convenient times. Executive also agrees to participate as a witness in any litigation or regulatory proceeding to which the Company is a party at the request of the Company upon delivery to Executive of reasonable advance notice. With respect to the cooperation/participation described in the preceding sentences, the Company will reimburse Executive for all reasonable expenses incurred by Executive in the course of such cooperation/participation. Furthermore, Executive agrees to return to the Company all property of the Company, including all hard and soft copies of records, documents, materials and files relating to confidential, proprietary or sensitive company information in his possession or control, as well as all other company-owned property in his possession or control, at the time of the termination of his full-time employment, except to the extent that retention of any of such property is necessary or desirable or convenient in order to permit Executive to satisfy his obligations under this Section 7 or under the Transition Agreement, after which time Executive shall promptly return all such retained company property.
8. PROPRIETARY INFORMATION AGREEMENT.
     The Executive’s Employee Proprietary Information and Inventions Agreement was executed on September 3, 2004, in the form attached hereto as Exhibit C (the “Proprietary Information Agreement”).
9. GENERAL.
     9.1. WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.
     9.2. SEVERABILITY. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.
     9.3. NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective either (a) upon personal service or (b) upon delivery by facsimile and depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and, if addressed to the Company, in care of the CEO at the Company’s principal corporate address, and, if addressed to Executive, at his most recent address shown on the Company’s corporate records or at any other address which Executive may specify in any appropriate notice to the Company, or (c) upon only depositing such notice in the U.S. Mail as described in clause (b) of this paragraph.
     9.4. COUNTERPARTS. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.
     9.5. ENTIRE AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, the exhibits to this Agreement, any existing stock option agreements between the parties, and the documents, plans and policies referred to in this Agreement (which are hereby incorporated herein by reference) constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, agreements, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof; provided, however, that the Proprietary Information Agreement signed by Executive on or about September 3, 2004, and Executive’s agreement, made prior to the Effective Date of this Agreement, to abide by the Company’s policies, including but not limited to the Company’s Employee Handbook, Sexual Harassment Policy and Code of Business Conduct, remain in full force and effect and govern Executive’s conduct from the date of execution of such agreements until the Effective Date of this Agreement.
     9.6. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, without regard to its conflict of laws principles.
     9.7. ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by the Company.
     9.8. AMENDMENTS. This Agreement, and the terms and conditions of the matters addressed in this Agreement, may only be amended in writing executed both by the Executive and the CEO of the Company.
     9.9. TERMINATION AND SURVIVAL OF CERTAIN PROVISIONS. This Agreement shall terminate upon the termination of Executive’s full-time employment for any reason; provided, however, that the following provisions of this Agreement shall survive its termination: Executive’s obligations under Section 7 hereof; the Company’s obligations to provide compensation earned through the termination of the employment relationship under Sections 2 and 3 hereof; the Company’s obligations and Executive’s obligations under Section 5 hereof; the Company’s obligations and Executive’s obligations enumerated in the Transition Agreement, if applicable; the Company’s obligation to indemnify Executive pursuant to Section 2.4 hereof and the referenced Indemnification Agreement; the dispute resolution provisions of Section 6 hereof; and, to the extent applicable, this Section 9.
     9.10. DEPARTMENT OF HOMELAND SECURITY VERIFICATION REQUIREMENT. If Executive has not already done so, he will timely file all documents required by the Department of Homeland Security to verify his identity and his lawful employment in the United States. Notwithstanding any other provision of this Agreement, if Executive fails to meet any such requirements promptly after receiving a written request from the Company to do so, his employment will terminate immediately upon notice from the Company and he will not be entitled to any compensation from the Company of any type.
     9.11. HEADINGS. The headings of the several sections and paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

     9.12. TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.
     IN WITNESS WHEREOF, the parties have executed this Agreement on this 15th day of February 2007.

CADENCE DESIGN SYSTEMS, INC.		EXECUTIVE

By:	/s/ Michael J. Fister	/s/ James Miller
	Michael J. Fister	James Miller

Title: President, Chief Executive Officer

EXHIBIT A
INDEMNITY AGREEMENT

INDEMNITY AGREEMENT
     This Indemnity Agreement (this “Agreement”), dated as of February 8, 2005, is made by and between Cadence Design Systems, Inc., a Delaware corporation (the “Company”), and James S. Miller, Jr., the Senior Vice President, Research and Development, of the Company (the “Indemnitee”).
RECITALS
     A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;
     B. The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;
     C. Plaintiffs often seek damages in such large amounts and the costs of litigation may be so substantial (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of officers and directors;
     D. The Company believes that it is unfair for its directors and officers and the directors and officers of its subsidiaries to assume the risk of large judgments and other expenses that may be incurred in cases in which the director or officer received no personal profit and in cases where the director or officer was not culpable;
     E. The Company recognizes that the issues in controversy in litigation against a director or officer of a corporation such as the Company or a subsidiary of the Company are often related to the knowledge, motives and intent of such director or officer, that the Indemnitee is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters and that the long period of time which usually elapses before the trial or other disposition of such litigation often extends beyond the time that the director or officer can reasonably recall such matters; and may extend beyond the normal time for retirement for such director or officer with the result that the Indemnitee, after retirement or in the event of the Indemnitee’s death, the Indemnitee’s spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a director or officer from serving in that position;
     F. Based upon their experience as business managers, the Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as officers and directors of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its officers and directors and the officers and directors of its subsidiaries;
     G. The Company desires and has requested the Indemnitee to serve as a director or officer of the Company and/or the subsidiaries of the Company; and
     H. The Indemnitee is willing to serve the Company and/or the subsidiaries of the Company provided that the Indemnitee is furnished the indemnity provided for herein.
AGREEMENT
     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Definitions.
          (a) Covered Person. For purposes of this Agreement, a “covered person” shall include the Indemnitee and any heir, executor, administrator or other legal representative of the Indemnitee following the Indemnitee’s death or incapacity.
          (b) Expenses. For purposes of this Agreement, “expenses” includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, Section 145 of the Delaware General Corporation Law or otherwise.
          (c) Proceeding. For the purposes of this Agreement, “proceeding” means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, legislative, investigative or any other type whatsoever, and including any of the foregoing commenced by or on behalf of the Company, derivatively or otherwise.
          (d) Subsidiary. For purposes of this Agreement, “subsidiary” means any corporation, partnership, limited liability company, trust or similar entity of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, and one or more other subsidiaries, or by one or more other subsidiaries.
     2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve the Company and/or its subsidiaries in the Indemnitee’s present capacity, so long as the Indemnitee is duly appointed or elected or until such time as the Indemnitee tenders a written resignation; provided, however, that, if Indemnitee is an officer of the Company, nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee.
     3. Maintenance of Liability Insurance.
          (a) The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an officer or director of the Company or any of its subsidiaries, and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of such service, the Company, subject to Section 3(b), shall use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.
          (b) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.
     4. Mandatory Indemnification.
          (a) Right to Indemnification. In the event a covered person was or is made a party or is threatened to be made a party to or is involved in any proceeding, by reason of the fact that the Indemnitee is or was a director, officer or employee of the Company (including any subsidiary or affiliate thereof or any constituent corporation or any of the foregoing absorbed in any merger) or is or was serving at the request of the Company (including such subsidiary, affiliate or constituent corporation) as a director, officer or employee of another corporation, or of a partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, such person shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise and other taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue after the Indemnitee has ceased to serve in such capacity and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that except for a proceeding pursuant to Section 7 hereof, the Company shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.
          (b) Exception for Amounts Covered by Insurance. Notwithstanding the foregoing. the Company shall not be obligated to indemnify a covered person for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, forfeitures, attorneys’ fees, ERISA excise taxes or penalties, and amounts paid in settlement) that have been paid directly to such person by D&O Insurance.
          (c) Partial Indemnification. If a covered person is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, forfeitures, attorneys’ fees, ERISA excise taxes or penalties, and amounts paid in settlement) incurred by the Indemnitee in the investigation, defense, settlement or appeal of a proceeding but not entitled, however, to indemnification for all of the total amount thereof, the Company shall nevertheless indemnify such person for such total amount except as to the portion thereof to which the Indemnitee is not entitled.

     5. Mandatory Advancement of Expenses. The Company shall pay all expenses incurred by a covered person, or in defending any such proceeding as they are incurred in advance of its final disposition; provided, however, that if the Delaware General Corporation Law then so requires, the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to the payment of such expenses by the Company.
     6. Notice and Other Indemnification Procedures.
          (a) Promptly after receipt by a covered person of notice of the commencement of or the threat of commencement of any proceeding, such person shall, if such person believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.
          (b) If, at the time of the receipt of a notice of the commencement of a proceeding, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the covered person, all amounts payable as a result of such proceeding in accordance with the terms of such policies.
          (c) In the event the Company shall be obligated to advance the expenses for any proceeding against the covered person, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the covered person (such approval not to be unreasonably withheld or delayed), upon the delivery to the covered person of written notice of its election so to do. After delivery of such notice, approval of such counsel by the covered person and the retention of such counsel by the Company, the Company will not be liable to the covered person under this Agreement for any fees of counsel subsequently incurred by the covered person with respect to the same proceeding, provided that (i) the covered person shall have the right to employ separate counsel in any such proceeding at the covered person’s expense: and (ii) if (A) the employment of counsel by the covered person has been previously authorized by the Company, (B) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, or (C) it is determined by legal counsel for the Company and the Indemnitee that a conflict of interest exists requiring the Indemnitee to retain separate counsel, the fees and expenses of the covered person’s counsel shall be at the expense of the Company.
     7. Right of Indemnitee to Bring Suit. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the covered person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover any advancement of expenses pursuant to the terms of an undertaking, the covered person shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by a covered person to enforce a right to indemnification hereunder (but not in a suit brought by a covered person to enforce a right to an advancement of expenses) it shall be a defense that indemnification is not permitted by applicable law. Further, in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that indemnification is not permitted by applicable law. Neither the failure of the Company (including the Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the covered person is proper in the circumstances, nor an actual determination by the Company (including the Board, independent legal counsel or its stockholders) that indemnification is not proper, shall create a presumption that the covered person is not entitled to indemnification or, in the case of such a suit brought by a covered person, be a defense to such suit. In any suit brought by a covered person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the covered person is not entitled to be indemnified, or to such advancement of expenses, shall be on the Company.
     8. Limitation of Actions and Release of Claims. No proceeding shall be brought and no cause of action shall be asserted by or on behalf of the Company or any subsidiary against the Indemnitee, the Indemnitee’s spouse, heirs, estate, executors or administrators after the expiration of one year from the act or omission of the Indemnitee upon which such proceeding is based; provided, however, that in a case where the Indemnitee fraudulently conceals the facts underlying such cause of action, no proceeding shall be brought and no cause of action shall be asserted after the expiration of one year from the earlier of (i) the date the Company or any subsidiary of the Company discovers such facts, or (ii) the date the Company or any subsidiary of the Company could have discovered such facts by the exercise of reasonable diligence. Any claim or cause of action of the Company or any subsidiary of the Company, including claims predicated upon the negligent act or omission of the Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This Section 8 shall not apply to any cause of action that has accrued as of the date hereof and of which the Indemnitee is aware on the date hereof, but as to which the Company has no actual knowledge apart from the Indemnitee’s knowledge.
     9. Non-exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee or any covered person may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to action in the Indemnitee’s official capacity and to action in another capacity while occupying the Indemnitee’s position as an officer, director or employee of the Company, and the Indemnitee’s right hereunder shall continue after the Indemnitee has ceased to so act and shall inure to the benefit of any heir, executor, administrator or other legal representative of the Indemnitee.
     10. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law.

     11. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to Section 10 hereof.
     12. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
     13. Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto.
     14. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) upon receipt, if delivered by hand, or (ii) on the third business day after the mailing date, if mailed by certified or registered mail with postage prepaid. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.
     15. Governing Law. This Agreement shall be exclusively governed by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely with Delaware.
     16. Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

     The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ R.L. Smith McKeithen
R.L. Smith McKeithen
Sr. Vice President, General Counsel and Secretary

INDEMNITEE

/s/ James S. Miller, Jr.

James S. Miller, Jr.

Address:

EXHIBIT B
EXECUTIVE TRANSITION AND RELEASE AGREEMENT

EXECUTIVE TRANSITION AND RELEASE AGREEMENT
     This Executive Transition and Release Agreement (this “Agreement”) is entered into between James Miller (“Executive”) and Cadence Design Systems, Inc. (“Cadence” or the “Company”).
     1. TRANSITION COMMENCEMENT DATE. As of <<Transition Commencement Date>> (the “Transition Commencement Date”), Executive will no longer hold the position of Executive Vice President, Products and Technologies Organization and will be relieved of all of Executive’s authority and responsibilities in that position. Executive will be paid all accrued salary for his services as Executive Vice President, Products and Technologies Organization to the Transition Commencement Date by not later than the following regular payroll date. Following the Transition Commencement Date, Executive will no longer participate in Cadence’s medical, dental, and vision insurance plans (unless Executive elects to continue coverage pursuant to COBRA), and will not be eligible for a bonus for any services rendered after that date.
     2. TRANSITION PERIOD. The period from the Transition Commencement Date to the date when Executive’s employment with Cadence terminates (the “Termination Date”) is called the “Transition Period” in this Agreement. Executive’s Termination Date will be the earliest to occur of:
          a. the date on which Executive resigns from all employment with Cadence;
          b. the date on which Cadence terminates Executive’s employment due to a breach by Executive of Executive’s duties or obligations under this Agreement; and
          c. one year from the Transition Commencement Date.
     3. DUTIES AND OBLIGATIONS DURING THE TRANSITION PERIOD AND AFTERWARDS.
          a. During the Transition Period, Executive will assume the position of <<New Position Title>>. In this position, Executive will render those services requested by Cadence’s <<Management Representative>> on an as-needed basis. Executive’s time rendering those services is not expected to exceed thirty (30) hours per month.
          b. As a Cadence executive, as well as other positions Executive may have held with Cadence, Executive has obtained extensive and valuable knowledge and information concerning Cadence’s business (including confidential information relating to Cadence and its operations, intellectual property assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would be virtually impossible for Executive to work as an employee, consultant or advisor in the electronic design automation (“EDA”) industry (as defined below) without inevitably disclosing confidential and proprietary information belonging to Cadence. Accordingly, during the

Transition Period, Executive will not, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venture, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person that (i) is engaged in the EDA industry, (ii) directly competes against Cadence or any of its existing or future affiliates in the EDA industry anywhere in the world, or (iii) produces, markets, distributes or sells any products, directly or indirectly through intermediaries, that are competitive with EDA industry products produced, marketed, sold or distributed by Cadence. As used in this paragraph, the term “EDA industry” means the research, design or development of electronic design automation software, electronic design verification, emulation hardware and related products, such products containing hardware, software and both hardware and/or software products, designs or solutions for, and all intellectual property embodied in the foregoing, or in commercial electronic design and/or maintenance services, such services including all intellectual property embodied in the foregoing. If Executive receives an offer of employment or consulting from any person or entity during the Transition Period, then Executive must first obtain written approval from Cadence’s Chief Executive Officer (“CEO”) before accepting said offer.
          c. During the Transition Period, Executive will be prohibited, to the full extent allowed by applicable law, and except with the written advance approval of Cadence’s CEO (or his successor(s)), from voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement: (i) encouraging, inducing, attempting to induce, soliciting or attempting to solicit for employment, contractor or consulting opportunities anyone who is employed at that time, or was employed during the previous one year, by Cadence or any Cadence affiliate; (ii) interfering or attempting to interfere with the relationship or prospective relationship of Cadence or any Cadence affiliate with any former, present or future client, customer, joint venture partner, or financial backer of Cadence or any Cadence affiliate; or (iii) soliciting, diverting or accepting business, in any line or area of business engaged in by Cadence or any Cadence affiliate, from any former or present client, customer or joint venture partner of Cadence or any Cadence affiliate (other than on behalf of Cadence), except that Executive may solicit or accept business, in a line of business engaged in by Cadence or a Cadence affiliate, from a former or present client, if and only if Executive had previously provided consulting services in such line of business, to such client, prior to ever being employed by Cadence, but in no event may Executive violate paragraph 3(b) hereof. The restrictions contained in subparagraph (i) of this paragraph 3(c) shall also be in effect for a period of one year following the Termination Date. This paragraph 3(c) does not alter any of the obligations the Executive may have under the Employee Proprietary Information Agreement, dated as of September 3, 2004.
          d. Executive will fully cooperate with Cadence in all matters relating to his employment, including the winding up of work performed in Executive’s prior position and the orderly transition of such work to other Cadence employees.
          e. Executive will not make any statement, written or oral, that disparages Cadence or any of its affiliates, or any of Cadence’s or its affiliates’ products, services, policies, business practices, employees, executives, officers, or directors. Similarly, Cadence agrees to instruct its executive officers and members of the Company’s Board of Directors not to make any statement, written or oral, that disparages Executive. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process.
          f. Notwithstanding paragraph 9 hereof, the parties agree that damages would be an inadequate remedy for Cadence in the event of a breach or threatened breach by Executive of paragraph 3(b) or 3(c), or for Cadence or Executive in the event of a breach or threatened breach of paragraph 3(e). In the event of any such breach or threatened breach, the non-breaching party may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting the other party from violating this Agreement and requiring the other party to comply with the terms of this Agreement.
     4. TRANSITION COMPENSATION AND BENEFITS. In consideration of Executive’s execution of the release of claims in this Agreement and as compensation for Executive’s services during the Transition Period, Cadence will provide the following payments and benefits to Executive (to which Executive would not otherwise be entitled), after Executive has returned to the Company all hard and soft copies of records, documents, materials and files in his possession or control, which contain or relate to confidential, proprietary or sensitive information obtained by Executive in conjunction with his employment with the Company, as well as all other Company-owned property:
          a. all of the unvested options and other outstanding stock awards, which are held by Executive on the Transition Commencement Date and that would have vested over the succeeding twelve (12) month period had Executive continued to serve as an executive of the Company pursuant to his Employment Agreement, shall immediately vest and become exercisable within five (5) days following the Effective Date of this Agreement, and there shall be no further vesting of those options or stock awards during the Transition Period, notwithstanding any provision in any stock grant or stock agreement to the contrary. This acceleration will have no effect on any other provisions of the stock awards; and
          b. if Executive elects to continue coverage under Cadence’s medical, dental, and vision insurance plans pursuant to COBRA following the Transition Commencement Date, Cadence will pay Executive’s COBRA premiums during the Transition Period.
Except as so provided, Executive will receive no other compensation or benefits from Cadence in consideration of Executive’s services during the Transition Period.
     5. FIRST TERMINATION PAYMENT AND BENEFITS. Provided that Executive does not resign from employment with Cadence and Cadence does not terminate Executive’s employment with Cadence due to a breach by Executive of Executive’s duties under this Agreement, and in consideration for Executive’s acceptance of this Agreement and Executive’s further execution and delivery of a Release of Claims in the form of Attachment 1 hereto on a date that is at least six months after the Transition Commencement Date, and as compensation for Executive’s services during the Transition Period, Cadence will provide to Executive within ten business days after the expiration of the revocation period of the Release of Claims (as defined in that document) the following termination payment, to which Executive would not otherwise be entitled:

          a. a lump-sum payment of one year’s base salary at the highest rate in effect during Executive’s employment as Executive Vice President, Products and Technologies Organization, less applicable tax deductions and withholdings.
          b. for a period of six months, a monthly salary of $4,000 less applicable tax withholdings and deductions, payable in accordance with Cadence’s regular payroll schedule, commencing on the first pay date that is more than six months following the Transition Commencement Date;
     6. SECOND TERMINATION PAYMENT AND BENEFITS. Provided that Executive does not resign from employment with Cadence and Cadence does not terminate Executive’s employment with Cadence due to a breach by Executive of Executive’s duties under this Agreement, upon the Termination Date, and in consideration for Executive’s acceptance of this Agreement and Executive’s further execution of a Release of Claims in the form of Attachment 2 to this Agreement, Cadence will provide to Executive within ten business days after the expiration of the revocation period of the Release of Claims (as defined in that document) the following termination payment, to which Executive would not otherwise be entitled:
          a. a lump-sum payment of one year’s target bonus at the highest rate in effect during Executive’s employment as Executive Vice President, Products and Technologies Organization, less applicable tax deductions and withholdings.
     7. GENERAL RELEASE OF CLAIMS.
          a. Executive hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

               i. any amounts or benefits to which Executive is or becomes entitled to pursuant to the provisions of this Agreement or pursuant to the provisions designated in Section 9.9 of the Employment Agreement to survive the termination of Executive’s full-time employment;
               ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
               iii. claims related to Executive’s COBRA rights; and
               iv. any rights that Executive has or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle.
          b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.
          c. Executive acknowledges that the payments provided in this Agreement constitute adequate consideration for the release set forth in this paragraph 7.
          d. Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor which if known by him must have materially affected his settlement with the debtor.
          e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.
     8. REVIEW OF AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Agreement, although Executive is free to accept this Agreement anytime within that 21-day period. Executive is advised to consult with an attorney about the Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the CEO. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the “Effective Date” of this Agreement.
     9. ARBITRATION. Subject to paragraph 3(f) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Agreement, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement, will be resolved exclusively in final and binding arbitration in accordance with the Arbitration Rules and Procedures, or successor rules then in effect, of Judicial Arbitration &

Mediation Services, Inc. (“JAMS”). The arbitration will be held in the San Jose, California, metropolitan area, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and Cadence will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. Executive and Cadence will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim[s] in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. Cadence will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any). However, in the event a party prevails at arbitration on a statutory claim that entitles the prevailing party to reasonable attorneys’ fees as part of the costs, then the arbitrator may award those fees to the prevailing party in accordance with that statute.
     10. NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by Cadence or Executive.
     11. INTEGRATED AGREEMENT. This Agreement is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement. Except as expressly provided herein, nothing in this Agreement is intended to negate Executive’s agreement to abide by Cadence’s policies while serving as a Cadence employee, including but not limited to Cadence’s Employee Handbook, Sexual Harassment Policy and Code of Business Conduct, or Executive’s continuing obligations under Executive’s Employee Proprietary Information and Inventions Agreement, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with Cadence or its predecessors; nor to waive any of Executive’s obligations under state and federal trade secret laws.
     12. FULL SATISFACTION OF COMPENSATION OBLIGATIONS; ADEQUATE CONSIDERATION. Executive agrees that the payments and benefits provided herein satisfy in full all obligations of Cadence to Executive arising out of or in connection with Executive’s employment through the Termination Date, including, without limitation, all compensation, salary, bonuses, reimbursement of expenses, and benefits.
     13. TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.
     14. WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.
     15. MODIFICATION. This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced. Notwithstanding anything herein or in the Employment Agreement to the contrary, the Company may, in its sole discretion, amend this Agreement (which amendment shall be effective upon its adoption or at such other time designated by the Company) at any time prior to a Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(l)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of this Agreement as in existence immediately prior to any such amendment.
     16. ASSIGNMENT AND SUCCESSORS. Cadence shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of Cadence. The rights and obligations of Cadence under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Cadence. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by Cadence.
     17. SEVERABILITY. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement will remain in full force and effect.
     18. GOVERNING LAW. This Agreement will be governed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.

EXECUTION OF AGREEMENT
     The parties execute this Agreement to evidence their acceptance of it.

Dated:	.	Dated:	.

JAMES MILLER	CADENCE DESIGN SYSTEMS, INC.

By:

<<HRVP_Title_l>>
<<HRVP_Name>>

ATTACHMENT 1
RELEASE OF CLAIMS
     1. For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring, my employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. This Release is not intended to, and does not, encompass any right to compensation or benefits that I have under my Executive Transition and Release Agreement with Cadence. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
               i. any amounts or benefits to which I am or become entitled to pursuant to the provisions of this Agreement or pursuant to the provisions designated in Section 9.9 of the Employment Agreement to survive the termination of my full-time employment;
               ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
               iii. claims related to my COBRA rights; and
               iv. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle.
     2. I intend that this Release cover all claims, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Agreement, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor which if known by him must have materially affected his settlement with the debtor.

     3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.
     4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel and the executive overseeing Human Resources. This Release will not be final and effective until the expiration of this revocation period.

Dated:	.
Print Name

Sign Name

ATTACHMENT 2
RELEASE OF CLAIMS
     1. For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring, my employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. This Release is not intended to, and does not, encompass any right to compensation or benefits that I have under my Executive Transition and Release Agreement with Cadence. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
               i. any amounts or benefits to which I am or become entitled to pursuant to the provisions of this Agreement or pursuant to the provisions designated in Section 9.9 of the Employment Agreement to survive the termination of my full-time employment;
               ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
               iii. claims related to my COBRA rights; and
               iv. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle.
     2. I intend that this Release cover all claims, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Agreement, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor which if known by him must have materially affected his settlement with the debtor.

     3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.
     4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel and the executive overseeing Human Resources. This Release will not be final and effective until the expiration of this revocation period.

Dated:	.
Print Name

Sign Name

EXHIBIT C
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

CADENCE DESIGN SYSTEMS, INC.
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
     In consideration of my employment or continued employment by Cadence Design Systems, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby accept and agree to the following:
1. NONDISCLOSURE
     1.1 Recognition of Company’s Rights; Nondisclosure. At all times, during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
     1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of, or acquired by, the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) information relating to products, processes, know-how, designs, drawings, concepts, circuits, test data, formulas, methods, compositions, ideas, algorithms, techniques, developmental or experimental work, improvements and discoveries, (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.
     1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
     1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to my former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
2. ASSIGNMENT OF INVENTIONS
     2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
     2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be
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conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention(s) would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention(s) in Exhibit B, but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
     2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
     2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.
     2.5 Obligation to Keep Company Informed. During the period of my employment I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf during my employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870. For one (1) year following my termination of employment any and all patent applications filed by me or by a third party based on my work will be presumed to be owned by the Company. I can rebut this presumption by providing evidence sufficient to establish ownership by the party applying for the patent.
     2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.
     2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. Section 101).
     2.8 Enforcement of Proprietary Rights. During and after my employment with the Company, I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment.
In the event the Company is unable for any reason, after reasonable effort to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and
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its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.
5. NO SOLICITATION. I agree that (1) during the term of my employment with the Company, and for a period of one (1) year following the date of my termination of employment with the Company, I will not solicit, recruit, for my own benefit or on behalf of any entity, any person who is at that time an employee of the Company or who has been employed by the Company for any period of time during the previous three (3) months, nor shall I induce or encourage any such person to leave the employ of the Company; and (2) during the term of my employment with the Company, and for a period of one (1) year following the date of my termination of employment with the Company, I will not solicit the business (selling of products or services that compete with products or services offered by the Company) of any client or customer of the Company with whom I had a relationship while employed with the Company or whom I know as a result of my employment with the Company.
6. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement, and of my duties as an employee of the Company, does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
7. RETURN OF COMPANY DOCUMENTS AND PROPERTY. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notebooks, notes, memoranda, source code, specifications, devices, formulas, records, manuals, reports and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company, that is within my possession, custody or control. Further, upon termination of employment I also will return any and all Company property or equipment in my possession, custody or control. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s trade secret acknowledgement form.
8. NON-PRIVATE NATURE OF COMPANY PROPERTY. I understand that I have no expectation of privacy in the voicemail and electronic mail provided to me by the Company or in any property situated on the Company’s premises and/or owned by the Company, including disks and other storage media, filing cabinets or other work areas. I further understand that such property, including voicemail and electronic mail, is subject to inspection by Company personnel at any time.
9. AT-WILL EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate the employment relationship at any time, for any reason, with or without cause, and with or without notice. I understand that, other than the Company’s Vice President of Human Resources, no manager, supervisor, employee or any other representative or agent of the Company has the authority to enter into an agreement to the contrary. I further understand that an agreement to the contrary by the Vice President of Human Resources is not valid unless it is in writing.
10. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
11. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new
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employer of my rights and obligations under this Agreement.
12. GENERAL PROVISIONS.
     12.1 Governing Laws, Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.
     12.2 Severability. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
     12.3 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
     12.4 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a wavier of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
     12.5 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions between us, except that the Cadence Code of Conduct and my offer letter, both of which I signed, are incorporated herein. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
     This Agreement shall be effective as of the first day of my employment with the Company, namely: Sept 15, 2004.
     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.
Dated: 9/3/04

/s/ James S. Miller

Signature

James S. Miller

(Printed Name)

ACCEPTED AND AGREED TO:

CADENCE DESIGN SYSTEMS, INC.

By:

Title:

Date:

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EXHIBIT A
LIMITED EXCLUSION NOTIFICATION
          THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:
     (1) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;
     (2) Result from any work performed by you for the Company.
     To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
     This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
     I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	James Miller

(printed name of employee)

Date: Sept 3, 2004

5.

EXHIBIT B

TO:	Cadence Design Systems, Inc.
FROM:	James S. Miller
DATE:	Sept 3, 2004
SUBJECT:	Previous Inventions
     1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by [Company] (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

	☑	No inventions or improvements.

	☐	See below:

☐	Additional sheets attached.
     2. Due to a prior confidentiality agreement, 1 cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies);

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

6.

Cadence Design Systems, Inc.
EMPLOYEE SIGNATURE AND ACKNOWLEDGMENT
     I have read and reviewed the Cadence Code of Business Conduct and agree to comply with such Code as a condition to my employment.
  /s/ James S. Miller

Signature of Employee
 James S. Miller

Print name of Employee